Exhibit 23





                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-32648, No. 33-4584, No. 2-77570, No. 33-14148 and
No. 33-54449) pertaining to the 1988 Stock Incentive Plan, the 1985 Stock Option Plan, the 1982 Stock Option Plan, the Employee Stock Ownership Plan and the 1992 Restricted Stock Agreement, respectively, of Willcox & Gibbs and in the related Prospectus of our report dated November 12, 1993, with respect to the financial statements of Summers Groups, Inc. for the years ended December 31, 1992, 1991 and 1990 which report is included in this Current Report on Form 8-K.


                                           /s/ ERNST & YOUNG

                                               ERNST & YOUNG

Dallas, Texas
January 3, 1994